Exhibit 99.2
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is intended to help you understand our business, financial condition, results of operations, liquidity and capital resources. You should read this discussion in conjunction with Vertiv Holdings’ consolidated financial statements and related notes thereto attached as exhibit 99.1 to this Amendment No. 2 to our Current Report on Form 8-K, initially filed on February 7, 2020.

The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are based upon current expectations that involve numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” included in our Annual Report on Form 10-K. Actual results may differ materially from those contained in any forward-looking statements.

Unless the context otherwise requires, all references in this section to “Vertiv,” the “Company,” “we,” “us” or “our” refer to Vertiv Holdings and its consolidated subsidiaries prior to the consummation of the Business Combination. Unless the context otherwise requires or unless otherwise specified, all dollar amounts in this section are in millions.

Overview

Vertiv is a global leader in the design, manufacturing and servicing of critical digital infrastructure technology. Vertiv’s technology powers, cools, deploys, secures and maintains electronics that process, store and transmit data. Vertiv provides this technology to data centers, communication networks and commercial & industrial environments worldwide.

Vertiv aims to help create a world where critical technologies always work, and where it empowers the vital applications of the digital world.

Vertiv offers a broad range of products in both power and thermal management and, through a global service network, Vertiv provides life cycle management services and solutions for deploying, maintaining and optimizing these products and their related systems. Vertiv also offers infrastructure management, monitoring, controls and software solutions for their customers’ critical applications. Vertiv offerings are integral to the technologies used for a number of services, including e-commerce, online banking, file sharing, video on-demand, energy storage, wireless communications, IoT and online gaming.

Vertiv manages and reports results of operations in three business segments: Americas; Asia Pacific; and Europe, Middle East & Africa ("EMEA"). For the year ended December 31, 2019 our revenue was $4,431.2 million, of which 50.3 percent was transacted in the Americas; 28.8 percent was transacted in Asia Pacific; and 20.9 percent was transacted in EMEA as compared with our revenue for the year ended December 31, 2018 of $4,285.6 million.

Vertiv sells to three primary markets: (1) data centers (hyperscale/cloud, colocation, enterprise, and edge), (2) communication networks and (3) commercial/industrial environments. Within these markets, Vertiv serves a diverse array of end-user sectors including financial services, healthcare, digital, telecommunications, retail, education and government. Vertiv approaches these industries and end-users through a global network of direct sales professionals, independent sales representatives, distributors and original equipment manufacturers. Many of Vertiv’s product installations are completed in collaboration with customers working together through the initial planning phase through delivery and servicing of the completed solution. This depth of interaction supports key customer relationships, sometimes spanning multiple decades for certain customers. Vertiv’s most prominent brands include Vertiv, Liebert, NetSure, Geist and Avocent. Vertiv’s diverse, global customer base includes some of the largest data center providers/owners, social media companies and communication network operators.

Business Trends and Conditions

Vertiv believes that the business and results of operations will be impacted in the future by various trends and conditions, including the following:

•Growth in data consumption and mobility. Global data center intellectual property traffic is expected to grow at a compounded annual growth rate of 21 percent from 2018 to 2021, and Vertiv expects the growth in data consumption to continue to increase, in particular the consumption of data on mobile devices, which is expected to reach 77.5 EB per month by 2022. While this macro-level trend does not have a direct correlation to demand for Vertiv offerings in any particular period, Vertiv believes that it does present a positive underlying macro-level trend that indicates the potential for a healthy market for the business. Vertiv expects this increasing demand for data to lead to increased capital spending on data centers (hyperscale/cloud, colocation and traditional enterprise) and communication networks. Although Vertiv has historically been overexposed to the enterprise portion of the data center end market which, based on the number of data centers and square footage, has experienced generally flat growth for the past 3 years, it has shifted focus on growth in the growing portions of the data center end market. However, significant capital spending by either the data center or the communication networks markets can occur in specific periods, and then reduce until their next project. As such, while Vertiv expects demand for its offerings to respond to increased data center demand due to increased data usage generally, a direct correlation in any specific quarter is challenging. The discussion in the results of operations section below illustrates how these variations in periodic spending can impact revenues year-over-year.

•Economic and government activity in China. Vertiv anticipates that China will continue to have positive gross domestic product growth for the foreseeable future. However, China is expected to experience pricing pressures, and Vertiv will need to manage carefully to benefit from China’s growth. Additionally, the level of government involvement is high and somewhat unpredictable in key sectors, such as data centers and communication networks. While Vertiv has strategies to address these situations, the government’s continued role in the markets could be disruptive.

Our Business Segments

We track and manage our business in three business segments: Americas; Asia Pacific; and Europe, Middle East & Africa.

Americas includes data center, communication networks and commercial/industrial products and services sold for applications in North America and Latin America. This segment’s principal offerings include:

•Critical infrastructure and solutions includes AC and DC power management, thermal management, modular hyperscale type data center sites, as well as hardware for managing IT equipment;

•Services and software solutions includes preventative maintenance, acceptance testing, engineering and consulting, performance assessments, remote monitoring, training, spare parts, and critical digital infrastructure software; and

•I.T. and edge infrastructure includes racks, rack power, rack power distribution, rack thermal systems, and configurable integrated solutions.

Asia Pacific includes products and services sold for applications within the data center, communication networks and commercial/industrial markets throughout China, India and the rest of Asia. Products and services offered are similar to the Americas segment.

Europe, Middle East & Africa includes products and services sold for applications within the data center, communication networks and commercial/industrial markets throughout EMEA. Products and services offered are similar to the Americas segment.

Recent developments

On February 7, 2020 (the “Closing Date”), Vertiv Holdings Co (formerly known as GS Acquisition Holdings Corp), consummated its previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of December 10, 2019 (the “Merger Agreement”), by and among the Company, Vertiv Holdings, LLC, a Delaware limited liability company (“Vertiv Holdings”), VPE Holdings, LLC, a Delaware limited liability company (the “Vertiv Stockholder”), Crew Merger Sub I LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of GSAH (“First Merger Sub”), and Crew Merger Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of GSAH (“Second Merger Sub”). As contemplated by the Merger Agreement, (1) First Merger Sub merged with and into Vertiv Holdings, with Vertiv Holdings continuing as the surviving entity (the “First Merger”) and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, Vertiv Holdings merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity and renamed “Vertiv Holdings, LLC” (the “Second Merger” and, collectively with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”).

RESULTS OF OPERATIONS

Year ended December 31, 2019 compared to year ended December 31, 2018

(Dollars in millions)	2019	2018	$ Change	% Change
Net sales	$4,431.2	$4,285.6	$145.6	3.4%
Cost of sales	2,978.2	2,865.2	113.0	3.9%
Gross profit	1,453.0	1,420.4	32.6	2.3%
Selling, general & administrative expenses	1,100.8	1,223.8	(123.0)	(10.1)%
Other deductions, net	146.1	178.8	(32.7)	(18.3)%
Earnings from continuing operations before interest & income taxes	206.1	17.8	188.3	1,057.9%
Interest expense, net	310.4	288.8	21.6	7.5%
Income tax expense	36.5	49.9	(13.4)	(26.9)%
Loss from continuing operations	$(140.8)	$(320.9)	$180.1	(56.1)%

Overview

Our net sales for the year ended December 31, 2019 ("2019") were $4,431.2 million, an increase of 3.4 percent from the same period in the prior year. There was a net loss from continuing operations of $140.8 million in 2019 compared to a net loss from continuing operations of $320.9 million during the year ended December 31, 2018 ("2018"). The decrease in net loss from continuing operations in 2019 is a result of the combination of the variances discussed below.

Net Sales

Net sales were $4,431.2 million in 2019, an increase of $145.6 million, or 3.4 percent, compared with $4,285.6 million in 2018. By offering, critical infrastructure and solutions sales increased $180.8 million inclusive of negative impacts from foreign currency of $56.0 million. Service and software solutions sales increased $22.8 million including the negative impacts from foreign currency of $29.0 million. I.T. and edge infrastructure sales decreased $58.0 million partially due to the negative impacts of foreign currency of $13.0 million and unfavorable product mix.

Excluding intercompany sales, net sales were $2,229.1 million in the Americas, $1,278.0 million in Asia Pacific and $924.1 million in EMEA. Movements in net sales by segment and offering are each detailed in the Business Segments section below.

Cost of Sales

Cost of sales were $2,978.2 million in 2019, an increase of $113.0 million, or 3.9 percent compared to 2018. The increase in cost of sales was primarily due to the flow-through impact of higher net sales volume. Gross profit was $1,453.0 million in 2019, or 32.8 percent of sales, compared to $1,420.4 million, or 33.1 percent of sales in 2018.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (SG&A) were $1,100.8 million in 2019, a decrease of 123.0 million compared to 2018. SG&A as a percentage of sales were 24.8 percent in 2019, a 3.8 percentage point decrease compared with 28.6 percent in 2018. The primary driver behind the decrease in SG&A was lower spending related to transformation initiatives to improve operational efficiency, digital project implementation costs, transition costs, and discretionary spending cuts.

Other Deductions, Net

Other deductions, net, were $146.1 million in 2019, a decrease of $32.7 million, or 18.3 percent, compared with 2018. The decrease is primarily due to a reduction of restructuring costs as certain transformation activities reached completion and less amortization expense due to the certain intangible assets becoming fully amortized.

Earnings from Continuing Operations Before Interest & Income Taxes
Earnings from continuing operations before interest & income taxes in 2019 was $206.1 million, an increase of $188.3 million when compared to earnings of $17.8 million in 2018. On a segment basis, EBIT was $354.3 million in the Americas, $150.0 million in Asia Pacific, and $64.3 million in EMEA. Corporate expenses were $362.5 million in 2019, primarily consisting of implementation of cost reduction initiatives, digital project implementation costs, and costs that support global product platform development. See “Business Segments” below for further details.

Interest expense

Interest expense, net, was $310.4 million in 2019 compared to $288.8 million in 2018. The $21.6 million increase is primarily due to increased floating interest rates on the term loan facility, the ABL facility, and the 10.00% notes issued during the second quarter of 2019.

Income Taxes

Income tax expense was $36.5 million in 2019 versus $49.9 million in 2018. The effective rate in the current period is primarily influenced by the mix of income between our U.S. and non-U.S. operations, changes in valuation allowance for U.S. federal purposes, the GILTI provisions of the Tax Cuts and Jobs Act (“the Act”), and additional reserves for uncertain tax positions. For the year ended December 31, 2018, income tax expense was primarily influenced by the impact of the GILTI provisions of the Act and the mix of income between our U.S. and non-U.S. operations which was offset by changes in valuation allowance for U.S. federal purposes.

Business Segments

The following is detail of business segment results for the years ended December 31, 2019 and 2018. Segment profitability is defined as earnings before interest and income taxes. Segment margin represents segment earnings expressed as a percentage of segment net sales. For reconciliations of segment net sales and earnings to the Company’s consolidated results, see Note 17— Segment Information, of Vertiv's consolidated financial statements. Segment net sales are presented excluding intercompany sales.

Americas

(Dollars in millions)	December 31, 2019	December 31, 2018	$ Change	% Change
Net sales	$2,229.1	$2,145.7	$83.4	3.9%
Earnings before interest and taxes	354.3	301.0	53.3	17.7%
Margin	15.9%	14.0%

Americas net sales were $2,229.1 million in 2019, an increase of $83.4 million, or 3.9 percent from 2018. By offering, net sales increased primarily due to increased critical infrastructure and solutions sales of $109.0 million and increased services and software solutions sales of $9.6 million, offset by a $35.2 million decrease in I.T. and edge infrastructure. Additionally, Americas net sales were negatively impacted by foreign currency by approximately $12.0 million.

Earnings before interest and taxes in 2019 was $354.3 million, an increase of $53.3 million compared with 2018. Margin improved 1.9 percentage points from the benefit of pricing, volume leverage, and fixed cost control.

Asia Pacific

(Dollars in millions)	December 31, 2019	December 31, 2018	$ Change	% Change
Net sales	$1,278.0	$1,244.2	$33.8	2.7%
Earnings before interest and taxes	150.0	136.6	13.4	9.8%
Margin	11.7%	11.0%

Asia Pacific net sales were $1,278.0 million in 2019, an increase of $33.8 million, or 2.7 percent from 2018. By offering, net sales increased primarily due to increased critical infrastructure and solutions sales of $39.3 million. This increase was partially offset by a decrease services and software solutions of $3.1 million and in I.T. and edge infrastructure of $2.4 million. Additionally, Asia Pacific net sales were negatively impacted by foreign currency by approximately $41.0 million.

Earnings before interest and taxes were $150.0 million in 2019, an increase of $13.4 million compared with 2018. Margin increased 0.7 percentage points due to managing fixed costs to drive leverage benefit and increased sales volume in China.

Europe, Middle East & Africa

(Dollars in millions)	December 31, 2019	December 31, 2018	$ Change	% Change
Net sales	$924.1	$895.7	$28.4	3.2%
Earnings before interest and taxes	64.3	29.8	34.5	115.8%
Margin	7.0%	3.3%

EMEA net sales were $924.1 million in 2019, an increase of $28.4 million, or 3.2 percent from 2018. By offering, net sales increased primarily due to increased critical infrastructure and solutions sales of $32.5 million and services and software solutions of $16.3 million, partially offset by a decrease in I.T. and edge infrastructure of $20.4 million. Additionally, EMEA net sales were negatively impacted by foreign currency by approximately $45.0 million.

Earnings before interest and taxes was $64.3 million in 2019, an increase of $34.5 million compared with 2018. Margin improved 3.7 percentage points primarily as a result of prior operational initiatives materializing in current results, continued management of fixed costs, and volume leverage benefit.

Vertiv Corporate and Other

Corporate and other costs include costs associated with our headquarters located in Columbus, Ohio, as well as centralized global functions including Finance, Treasury, Risk Management, Strategy & Marketing, Digital, Legal, and global product platform development and offering management. Corporate and other costs were $362.5 million and $449.6 million in 2019 and 2018, respectively. The $87.1 million decrease in corporate and other expenses in 2019 versus the comparable prior year was primarily the result of decreased expenses related to transition costs and operational initiatives.

FINANCIAL CONDITION, CAPITAL RESOURCES AND LIQUIDITY

Capital Resources and Liquidity

Our primary future cash needs relate to working capital, operating activities, capital spending, strategic investments and debt service. During 2016, the Company issued $750.0 million of 9.25% Senior Notes and entered into the $2,320.0 million Term Loan Facility and the $400.0 million ABL Revolving Credit Facility as described in the notes to the consolidated financial statements. During 2017, we issued $500.0 of the 12.00%/13.00% Senior PIK Toggle Notes, made partial prepayments of $575.0 million, and borrowed an incremental $325.0 million on the Term Loan Facility, reducing the outstanding principal amount to $2,070.0 million.

During May 2019, the Company issued $120.0 million aggregate principal amount of 10.00% senior secured second lien notes maturing on May 15, 2024 (with a springing maturity to November 15, 2021 if the Vertiv Intermediate Holding Corporation’s PIK Toggle Notes are not repaid, redeemed or discharged, or the maturity with respect thereto is not otherwise extended, on or prior to November 15, 2021).

In connection with the consummation of the Business Combination on February 7, 2020, the Company used $1,464.0 million of the proceeds from the Merger Consideration and PIPE Investment to pay down its existing debt. On March 2, 2020, Vertiv announced the closing of a new seven-year $2.2 billion term loan, the proceeds of which were used to pay in full its previous term loan and redeem in full its high-yield bonds, including its 9.25% senior notes, 12.0%/13.0% PIK toggle senior notes and 10.0% second-lien notes. Additionally, Vertiv closed an amendment on its $455.0 million ABL Revolving Credit Facility which extended the maturity to March 2, 2025.

In addition to the cash inflow generated from the closing of the merger with GSAH, we believe that net cash provided by operating activities, augmented by long-term debt arrangements and the ABL Revolving Credit Facility, will provide adequate near-term liquidity for the next 12 months of independent operations, as well as the resources necessary to invest for growth in existing businesses and manage our capital structure on a short- and long-term basis. Access to capital and the availability of financing on acceptable terms in the future will be affected by many factors, including our credit rating, economic conditions, and the overall liquidity of capital markets. There can be no assurance that we will continue to have access to capital markets on acceptable terms.

At December 31, 2019, we had $223.5 million in cash and cash equivalents, which includes amounts held outside of the U.S., primarily in Europe and Asia. Non-U.S. cash is generally available for repatriation without legal restrictions, subject to certain taxes, mainly withholding taxes. We are not asserting indefinite reinvestment of cash or outside basis for our non-U.S. subsidiaries due to the outstanding debt obligations in instances where alternative repatriation options other than dividends are not available. Our ABL Revolving Credit Facility provides for up to $455.0 million of revolving borrowings with a sublimit for letters of credit, swingline borrowings and an uncommitted accordion of up to $95.0 million. As of December 31, 2019, we had borrowing availability of $287.2 million under the ABL Revolving Credit Facility, after giving effect to $22.6 million of outstanding letters of credit and the borrowing base limitations set forth in our ABL Revolving Credit Facility.

Long-Term Debt Obligations
There is a discussion in Note 7— Debt and Note 20— Subsequent Events, of the consolidated financial statements of the long-term debt arrangements issued by the Company with certain of our subsidiaries named as guarantors or co-borrowers.

Cash Flows

Year ended December 31, 2019 compared to year ended December 31, 2018

(Dollars in millions)	2019	2018	$ Change	% Change
Net cash provided by (used for) operating activities	57.5	$(221.9)	$279.4	(125.9)%
Net cash (used for) investing activities	(65.3)	(207.7)	142.4	(68.6)%
Net cash provided by financing activities	14.8	245.1	(230.3)	(94.0)%
Capital expenditures	(47.6)	(64.6)	17.0	(26.3)%
Investments in capitalized software	(22.7)	(41.2)	18.5	(44.9)%

Net Cash provided by (used for) Operating Activities
Net cash provided by operating activities was $57.5 million in 2019, a $279.4 million decrease in cash generation compared to 2018 due to reduction in net loss and improved cash flows from working capital primarily related to a decrease in inventory and decrease in accounts receivable, which were offset by a decrease in accounts payable due to the timing of receipts and payments.

Net Cash used for Investing Activities
Net cash used for investing activities was $65.3 million in 2019 compared to net cash used for investing activities of $207.7 million in 2018. The fluctuation was primarily the result of the acquisition of Geist for $124.3 million during the prior year.

Net Cash provided by Financing Activities
Net cash used for financing activities was $14.8 million in 2019 compared to $245.1 million of cash provided in 2018. The Company repaid a net $99.4 million under the ABL revolving credit facility in 2019, compared to a net borrowing of $245.1 in 2018. In Q2 2019, the Company issued $120.0 million aggregate principal amount of 10.00% senior secured second lien notes maturing on May 15, 2024.

Contractual Obligations

The Company's contractual obligations, including estimated payments, as of December 31, 2019 are as follows:

	Amounts Due By Period
	Total	Less Than 1 Year	1- 3 years	3-5 years	More Than 5 Years
Operating leases	$141.8	$43.3	$55.7	$28.6	$14.2
Purchase obligations	90.0	48.2	34.3	7.5	—
The table excludes the liability for unrecognized income tax benefits because we cannot predict with reasonable certainty the timing of cash settlements, if any, with the applicable taxing authorities. At December 31, 2019 the gross liability for unrecognized income tax benefits, including interest and penalties, totaled $40.4 million. If such certain amounts were paid, the Company would pursue a refund from Emerson up to $15.0 million.
Contractual maturities of the Company’s debt obligations as of December 31, 2019 are shown below:

	Term Loan	9.250% Senior Notes	PIK Notes	ABL	10.00% Notes	Total
2020	$—	$—	$—	$—	$—	$—
2021	—	—	—	145.2	—	145.2
2022	—	—	500.0	—	—	500.0
2023	2,070.0	—	—	—	—	2,070.0
2024	—	750.0	—	—	120.0	870.0
Total	$2,070.0	$750.0	$500.0	$145.2	$120.0	$3,585.2

In connection with the consummation of the Business Combination on February 7, 2020, the Company used $1,464.0 million of the proceeds from the Merger Consideration and PIPE Investment to pay down its existing debt. On March 2, 2020, Vertiv announced the closing of a new seven-year $2.2 billion term loan, the proceeds of which were used to pay in full its previous term loan and redeem in full its high-yield bonds, including its 9.25% senior notes, 12.0%/13.0% PIK toggle senior notes and 10.0% second-lien notes. Additionally, Vertiv closed an amendment on its $455.0 million ABL Revolving Credit Facility which extended the maturity to March 2, 2025.

In connection with the consummation of the Business Combination, the Company entered into a Tax Receivable Agreement with the Vertiv Stockholder. The Company has estimated total payments of approximately $196.7 million on an undiscounted basis. There are no payments due under the agreement until 2023.

Off-balance sheet arrangements

Vertiv does not have any off-balance sheet arrangements for any of the periods presented.

Recent Accounting Pronouncements

Refer to Note 1 to the consolidated financial statements for recently issued accounting pronouncements not yet adopted.

The comparative discussion of operating results for the year ended December 31, 2018 and 2017 is incorporated herein by reference and can be found in Form S-1 filed with the Securities and Exchange Commission on February 7, 2020.